Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Three Months
	Ended	Year Ended December 31,
	March 31, 2005	2004	2003	2002	2001	2000
	(Dollars in thousands)
Consolidated income before income taxes, minority interest in earnings of subsidiaries and cumulative effect adjustment (a)	$19,147	$69,481	$39,308	$28,951	$9,453	$14,618
Interest credited to account balances	61,482	305,762	248,075	183,503	100,125	57,312
Interest expense on General Agency Commission and Servicing Agreement (a)	—	—	—	3,596	5,716	5,958
Interest expense on notes payable (a)	4,139	2,357	2,713	1,901	2,881	2,339
Interest expense on subordinated debentures (a)	3,046	9,609	7,661	—	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	1,428	3,148	1,278	1,777	1,504	3,267
Interest portion of rental expense	84	344	314	267	171	192
Consolidated earnings	$89,326	$390,701	$299,349	$219,995	$119,850	$83,686

Interest credited to account balances	61,482	305,762	248,075	183,503	100,125	57,312
Interest expense on General Agency Commission and Servicing Agreement (a)	—	—	—	3,596	5,716	5,958
Interest expense on notes payable (a)	4,139	2,357	2,713	1,901	2,881	2,339
Interest expense on subordinated debentures (a)	3,046	9,609	7,661	—	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	1,428	3,148	1,278	1,777	1,504	3,267
Interest portion of rental expense	84	344	314	267	171	192
Combined fixed charges	$70,179	$321,220	$260,041	$191,044	$110,397	$69,068

Ratio of consolidated earnings to fixed charges	1.3	1.2	1.2	1.2	1.1	1.2

Ratio of consolidated earnings to fixed charges excluding interest credited to account balances	3.2	5.5	4.3	4.8	1.9	2.2

(a)          On December 31, 2003, retroactive to January 1, 2003, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51.  During the first quarter of 2005, retroactive to January 1, 2003, we adopted FASB Staff Position No. FIN 46(R)-5, Implicit Variable Interests under FIN 46”.  See note 1 to our audited consolidated financial statements as of December 31, 2004 and note 1 to our unaudited consolidated financial statements as of March 31, 2005.